HARPER & ASSOCIATES, INC.

CONSULTANTS AT OIL AND GAS TECHNOLOGY

6815 MANHATTAN BLVD
SUITE 201
FORT WORTH, TEXAS 76120

G. MICHAEL HARPER	817-457-9555
PRESIDENT	FAX 817-457-9569
www.harper-associates.com	m@harper-associates.com

April 12, 2010

To Whom It May Concern

As an independent engineering consultant, I hereby consent to the use of my report entitled "Estimate of Future Reserves and Revenues for British Columbia Securities Commission NI 51-101 Report located in Garvin County, Oklahoma as of December 31, 2009 dated March 30, 2010 and data extracted there from (and all references to my Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about March 30, 2010.

Name: G. Michael Harper

Title:    P.E., Consulting Engineer License Number 34481.

Signed: /s/ G. Michael Harper
Fort  Worth, Texas

G. Michael Harper
President